Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Matinas BioPharma Holdings, Inc. and Subsidiaries on Form S-8 (No(s). 333-198488, 333-203141, 333-210495, 333-215456 and 333-222912) of our reports dated March 16, 2018, on our audits of the consolidated financial statements as of December 31, 2017 & 2016 and for each of the years in the three-year period ended December 31, 2017, which reports is included in this Annual Report on Form 10-K to be filed on or about March 16, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 16, 2018